Exhibit 99.1

Novavax to Raise $200 Million from Private Placement with RA Capital

GAITHERSBURG, Md., June 15, 2020 (GLOBE NEWSWIRE) -- Novavax, Inc. (NASDAQ: NVAX), a late-stage biotechnology company developing next-generation vaccines for serious infectious diseases, today announced that it has entered into an agreement to sell Series A Convertible preferred stock, convertible into 4,388,852 shares of common stock, to an investment fund affiliated with RA Capital Management (RA Capital) in a private placement, at an effective purchase price per share of common stock equal to the June 12, 2020 closing price. Upon closing Novavax will receive gross proceeds of approximately $200 million.

“We are extremely pleased to receive this tremendous support from RA Capital, which we believe signals a high level of confidence in the significant progress of our COVID-19 and influenza vaccine programs,” said Stanley C. Erck, President and Chief Executive Officer of Novavax. “This additional infusion of capital supplements our strong cash position and the significant funding from CEPI and the U.S. Department of Defense, providing us with the capacity to execute on our critical priority of providing a vaccine against the COVID-19 pandemic as quickly as possible, and to progress NanoFlu to BLA filing.”

“The global vaccine effort is searching for candidates that are capable of both generating the highest neutralizing antibody titers and large-scale production. We are excited to increase our investment in Novavax, which along with resources from CEPI and the U.S. Department of Defense, will support Novavax in its important work developing an effective, scalable vaccine for SARS-CoV-2,” said Peter Kolchinsky, Ph.D., Managing Partner at RA Capital Management.

The preferred stock is not entitled to cumulative dividends, and is not entitled to vote on matters submitted to the holders of Novavax common stock.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any security. The shares of preferred stock referenced herein have not been registered under the Securities Act of 1933, as amended (Securities Act), or applicable state securities laws and may not be offered or sold in the United States or any state thereof absent registration under the Securities Act and applicable state securities laws or an applicable exemption from registration requirements.

About Novavax

Novavax, Inc. (Nasdaq:NVAX) is a late-stage biotechnology company that promotes improved health globally through the discovery, development, and commercialization of innovative vaccines to prevent serious infectious diseases. Novavax recently initiated development of NVX-CoV2373, its vaccine candidate against SARS-CoV-2, the virus that causes COVID-19, with Phase 1 clinical trial results expected in July of 2020. NanoFlu™, its quadrivalent influenza nanoparticle vaccine, met all primary objectives in its pivotal Phase 3 clinical trial in older adults. Both vaccine candidates incorporate Novavax’ proprietary saponin-based Matrix-M™ adjuvant in order to enhance the immune response and stimulate high levels of neutralizing antibodies. Novavax is a leading innovator of recombinant vaccines; its proprietary recombinant technology platform combines the power and speed of genetic engineering to efficiently produce highly immunogenic nanoparticles in order to address urgent global health needs

For more information, visit www.novavax.com and connect with us on Twitter and LinkedIn.

About RA Capital Management

RA Capital Management is a multi-stage investment manager dedicated to evidence-based investing in public and private healthcare and life science companies developing drugs, medical devices, and diagnostics. RA Capital’s flexible strategy allows it to provide seed funding to startups and lead private, IPO, and follow-on financings for its portfolio companies, thereby driving value creation from idea inception through commercialization.

Forward-Looking Statements

Statements herein relating to the future of Novavax and the ongoing development of its vaccine and adjuvant products, including statements regarding the manufacturing of vaccine antigen dose amounts and timing, are forward-looking statements. Novavax cautions that these forward-looking statements are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include those identified under the heading “Risk Factors” in the Novavax Annual Report on Form 10-K for the year ended December 31, 2019, as filed with the Securities and Exchange Commission (SEC) and updated by any Quarterly Report on Form 10-Q, particularly the risks inherent to developing novel vaccines. We caution investors not to place considerable reliance on the forward-looking statements contained in this press release. You are encouraged to read our filings with the SEC, available at sec.gov, for a discussion of these and other risks and uncertainties. The forward-looking statements in this press release speak only as of the date of this document, and we undertake no obligation to update or revise any of the statements. Our business is subject to substantial risks and uncertainties, including those referenced above. Investors, potential investors, and others should give careful consideration to these risks and uncertainties.

Contacts:

Investors Novavax, Inc.

Silvia Taylor and Erika Trahan

ir@novavax.com

240-268-2022

Media

Brandzone/KOGS Communication

Edna Kaplan

kaplan@kogspr.com

617-974-8659